Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements (No. 333-269661 and No. 333-218917) on Form S-8 and related Reoffer Prospectus of PetMed Express, Inc. of our reports dated June 13, 2024, relating to the consolidated financial statements of PetMed Express, Inc. and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) of PetMed Express, Inc., appearing in this Annual Report on Form 10-K of PetMed Express, Inc. for the year ended March 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Reoffer Prospectus.

/s/ RSM US LLP
West Palm Beach, Florida
June 14, 2024